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Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS 56 PERCENT INCREASE IN 2019 FIRST QUARTER REVENUES AND PROVIDES UPDATES ON CURRENT OPERATIONS AND GROWTH PROJECTS

RENO, Nevada, April 23, 2019 -- Itronics Inc. (OTC:ITRO), an Innovative Greentech Fertilizer, Silver, and Mineral Producer, today summarized its operations and growth projects progress and announced sales results for the first quarter which ended March 31, 2019.

Total Revenues for the three months ended March 31, 2019 were $380,531, up 56 percent compared to $243,794 in the same period in 2018. The increase was produced by a 58 percent increase in fertilizer sales and a 218 percent increase in silver sales compared to the prior year. These increases were partially offset by decreases in Photo Services and Mining Technical Services.

The outlook for fertilizer sales in 2019 is for a substantial increase, driven by a strong marketing program which was started in the fourth quarter of 2018. The outlook for silver sales is for an increase due to stabilized pilot scale circuit board refining operations, and a contribution from the newly reintroduced "Silver Nevada Miner" 5-ounce collector bar.

On March 5, 2019 the Company announced that it discovered strong evidence of a Tertiary polymetallic low sulfidation gold system at its Auric Fulsone exploration project in the area in which a previously announced high grade gold sample was taken. This area is now named the Golden Valley Prospect. Reinterpretation of soil and rock geochemical samples taken in the area indicates that the system is a silver-gold-zinc-copper system. This is the first near surface Tertiary polymetallic low sulfidation silver-gold system to be discovered in the Yerington Mining District and could become a major growth project for Itronics and its shareholders.

During the first quarter the Company continued to perform laboratory testing to better define the process flow sheet for its KAM-Thio silver/gold mine heap leach tailings cleaning system. The system removes residual silver and gold from the rock and completely eliminates residual cyanide. The testing is being conducted in collaboration with Comstock Mining Company. The Company believes that this technology will be applicable for silver/gold mining operations in Nevada and other locations, potentially world-wide.

Also, during the first quarter the Company, with the assistance of consultants, began development of a detailed 5-year operations and expansion plan. One objective of this work is to produce a financial plan to guide operations and expansion. Itronics is expecting to achieve rapid growth over the next several years, to be driven by GOLD’n GRO fertilizer sales and to be supported by development of additional technologies from the Company’s portfolio of "Zero Waste Technologies."

2019 First Quarter Sales Results

Unaudited Revenues for the first quarter ended March 31, 2019 together with comparative unaudited figures for the 2018 first quarter are presented below:

	ITRONICS INC. REVENUES
	For the Quarter Ended March 31
	2019	2018
REVENUE
Fertilizer	$354,377	$224,991
Silver	$ 17,186	$ 5,404
Photo Services	$ 5,644	$ 9,194
Mining Technical Services	$ 3,324	$ 4,205
Total Revenues	$380,531	$243,794

Operational Developments

The Company is diversifying and further integrating its operations by developing a portfolio of core breakthrough "zero waste" technology extensions to establish year-round non-seasonal sales in new markets and produce internally generated raw materials for use in the GOLD’n GRO fertilizers. The Company’s plan is to operate its technologies and to expand the scale of operations as funding and market conditions permit.

In September, 2017, the City of Reno issued a new 5-year "zero discharge" operating permit for the Company’s factory in Stead, Nevada. The new permit includes requirements to be met for obtaining an additional 5-year operating permit for the manufacturing and research & development operation. The Company owns and has been operating at its Stead location for 18 years.

The Company’s manufacturing plant in Stead, Nevada is a major asset and is strategically located near a rail siding, which is next to the Reno-Stead Airport, and has significantly increased in value over the past two years. We expect this property to continue to increase in value because of the influx of large tech manufacturing and distribution companies in northern Nevada.

In early May 2018 the Company announced that it had acquired an exclusive one-year option to purchase a 48-acre, 60,000 square foot manufacturing facility located at Wabuska, Nevada for a purchase price of $1.6 million. The site is zoned for fertilizer manufacturing, chemical manufacturing, and foundry operations. It has four dry product silos and four liquid product tanks with a total volumetric capacity of almost 300,000 gallons and is adjacent to a rail siding. The purchase option includes almost 9-acre feet of water rights and there is one water well on site. The site includes a large electrical power supply and a large natural gas supply. This is a long-term strategic site acquisition for commercial expansion of Itronics portfolio of "Zero Waste Technologies" including expanded manufacturing capacity for its GOLD’n GRO fertilizers.

During the first quarter the Company worked on completing financing for the acquisition. The necessary financing has been identified, but the lenders requested a current Phase I Environmental Review which was completed by the end of the quarter, but which recommended a Phase II Sampling Program. The Northern Nevada Development Authority, under terms of a contract with Federal EPA agreed to fund both the Phase I and Phase II studies. The total cost is estimated to be about $40,000. The Phase II sampling plan has been submitted to U.S. Environmental Protection Agency for approval, but had not yet been approved as of the date of this press release. The Company expects to complete the acquisition of the property after this work is completed.

GOLD’n GRO fertilizers. The Company’s hydromet processing is now recovering iron and sulfur for use as raw materials for manufacturing GOLD’n GRO micronutrient fertilizers.

In March 2017 Itronics announced that its goal for minimum stable storage of four years for its GOLD’n GRO micronutrient fertilizers has now been demonstrated to exceed eleven years, which opens up national and international sales opportunities. The Company’s current sales are regional in the California markets.

GOLD’n GRO micronutrient liquid zinc fertilizer is now stable enough so that a customer from anywhere in the world could purchase the fertilizer, ship it a long distance, hold it in a warehouse until needed, and then use it, or distribute it to farmers or farm retailers for seasonal needs.

A potential customer can justify purchasing GOLD’n GRO in larger quantities for use over more than one fertilizer season due to freight cost savings that greatly exceed the interest cost of the funds used to make the purchase. The freight savings make this a profitable transaction for United States based customers, both distributors and growers. The Company believes that this interest cost savings compared to shipping cost would apply to foreign purchasers as well.

In 2016 the Company identified a potential new environmental benefit that may be obtained by using GOLD’n GRO fertilizers to reduce the uptake of cadmium from the soil by vegetable crops.

Itronics’ distributor performed field tests in 2016 that demonstrated that two of the GOLD’n GRO fertilizers, when applied together, are able to reduce cadmium uptake from high cadmium content soil by broccoli and romaine lettuce to a level of "non detect" in harvestable plants. Two application approaches have been identified to reduce cadmium soil availability to the plants. The Company is providing support for field testing on spinach to further develop this new technology.

In the first quarter the Company was invited to participate in field tests of several of its GOLD’n GRO fertilizers on different varieties of vegetables including broccoli and strawberries. At the end of the quarter this work was on-going and is expected to continue through the second quarter. Initial responses have been positive and are expected to lead to fall sales in the coastal California vegetable growing areas. This would reduce the seasonality of GOLD’n GRO fertilizer sales while expanding the Company’s annual sales.

Silver Production. The Company has begun a third refining campaign which includes incorporating ground up personal computer circuit board scrap (e-waste) to provide quantitative data that is being used to evaluate the feasibility of refining e-scrap to recover its silver, gold, palladium, copper, and tin content. This work is on-going and is now producing silver bullion, and silver-bearing glass. This production is non-seasonal and will increase Itronics sales as production continues and expands in 2019 and future years.

The FeLix, SuLix leaching technology pilot operation five-times scale up is being used as a pilot-scale batch operation to separately leach iron and sulfur from the low-grade silver concentrate produced by the Company in its photoliquid desilvering operation. The residue that remains after the hydrometallurgical process steps is a high-grade silver concentrate which is delivered to the silver refinery for use in e-scrap refining.

Now that e-scrap refining is underway, the Company plans to focus on expanding the FeLix, SuLix hydromet pilot plant and improving its operational efficiency in 2019.

E-scrap processing feasibility study. In the second quarter 2015 Itronics announced that it had started a feasibility study to determine whether e-scrap (personal computer circuit boards) processing can be integrated into the new refining operation. The Company is gathering quantitative processing information to determine the operating parameters needed to expand the operation to much larger scale to recover commercially meaningful amounts of copper, silver, gold, palladium, and tin from e-scrap.

The Company’s strategic joint venture with Disability Resources New2U Computers, which employs people with disabilities, is providing a reliable supply of circuit boards that have been stripped to the Company’s specifications for processing. The Company has agreements for sale of its silver bullion, and for sales of its silver-copper bearing glass. With these agreements in place, the financial terms are known and sales can be increased as production expands.

Research into availability of e-scrap in northern Nevada has identified a large enough supply of circuit boards (e-scrap) to support a 100-times increase in the Company’s pilot scale e-scrap refining operation. The Company has now begun planning to expand the pilot operation in stages, by adding more furnaces, to increase the capacity of the operation by at least 100 times.

In 2017 the Company began Phase III of this study which is to operate the refining process on a pilot scale. The objective of Phase III is to optimize the new refining process and to develop enough operational knowledge so that a plan for expansion to larger scale commercial scale operation by adding more and larger furnaces can be developed. This work is on-going.

KAM-Thio Process Development. The KAM-Thio technology is being developed by using one of the already proven and field tested GOLD’n GRO fertilizers. Development of this technology is expected to add non-seasonal chemical sales to the silver/gold mining industry, and possibly for use in other industries for cyanide neutralization.

Laboratory tests conducted by the Company have demonstrated that KAM-Thio has the ability to leach silver from the silver bearing glass slag generated by the Company’s silver refinery. The tests have also demonstrated that KAM-Thio liquid is stable in the leaching application. Independent laboratory tests have demonstrated that KAM-Thio is able to neutralize the cyanide contained in spent cyanide solution generated by gold-silver leaching.

The Company’s plan is to introduce and operate the KAM-Thio technology through licensing joint ventures with mining companies that have suitable silver/gold deposits and leached mine tailings that need remediation. In house study of the requirements to actually use KAM-Thio leaching at a mine site indicates that a recovery system consisting of leaching followed by metal recovery will have to be developed for each mine site. The new processing system will include neutralization of residual cyanide in the ore that is being treated making this a revenue producing environmental remediation process that is non-seasonal.

Battery Recycling Evaluation. The Company is studying the potential use of the electricity generating contents of silver batteries and "non-rechargeable" alkaline batteries as a source of raw material (alkaline battery paste) for use in manufacturing the GOLD’n GRO fertilizers and for silver production. Once the Company has completed the testing and start-up of e-scrap refining, it will evaluate the processing of silver oxide batteries which have to be crushed or ground up prior to introduction into the refining furnace. Processing silver oxide batteries would increase the silver feed to the refinery for use in refining e-scrap and would be non-seasonal.

Alkaline batteries contain potassium, zinc, and manganese. The potassium and zinc are recoverable using Itronics’ leaching technology and are raw materials needed for manufacturing GOLD’n GRO fertilizers. The Company has begun to evaluate "battery paste" being provided by an alkaline battery recycler for suitability for use to provide zinc and manganese to manufacture GOLD’n GRO fertilizers.

The Company’s smaller leach reactor system is now available to be used for the necessary pilot scale leaching test work that must be completed to perfect the new process. A time table to proceed with this work has not yet been established, but the potential for lowering the cost of goods for the GOLD’n GRO micronutrient fertilizers provides an on-going economic incentive to move this project forward.

Zinc Flue Dust Process Development. An Itronics press release dated March 17, 2015 announced a technical breakthrough by successfully testing electrowinning as a process to recover metallic zinc powder from zinc enriched liquids that are produced by leaching zinc oxide from zinc bearing flue dust. The innovative zinc recycling technology Itronics is developing is expected to eliminate the waste completely by converting all components to saleable goods (a new "Zero Waste Technology). The process being developed may use up to 40 percent less electrical energy compared to conventional zinc refining. The potential energy savings would be a strong economic driver for the project. This work was put on hold in the second half of 2015 while higher priority projects are being completed.

Auric Fulstone Project. An Itronics press release dated January 20, 2015 announced that its subsidiary Whitney & Whitney, Inc. has identified surface high grade zinc-lead-silver mineralization at its Auric Gold & Minerals Fulstone copper-gold exploration project. Within the Auric Fulstone project area, the Company has discovered surface high grade zinc, lead, and silver mineralization that contains anomalous molybdenum in a large area that is geochemically anomalous for zinc. It has also discovered high grade copper mineralization that contains anomalous gold and molybdenum in a separate area that is anomalous for copper.

On March 5, 2019 the Company announced that it discovered strong evidence of a Tertiary polymetallic low sulfidation gold system in the area in which the previously announced high grade gold sample was taken. This area is now named the Golden Valley Prospect. Reinterpretation of soil and rock geochemical samples taken in the area indicates that the system is a silver-gold-zinc-copper system. This is the first near surface Tertiary polymetallic low sulfidation silver-gold system to be discovered in the Yerington Mining District and could become a major growth project for Itronics.

A confidential Fulstone Project report was updated in early January 2018. The updated report identifies 5 target areas and recommends a 10-hole investigative drill program consisting of two drill holes for each target area. In October the Company announced the discovery, by surface sampling, of surface 0.4 troy ounce per ton gold at one location and five percent copper at another location at the Fulstone Project. The gold was found within one of the five identified target areas. The copper was found at a location that extends a previously identified mineralized zone by 2000 feet from 5,000-foot strike length to 7,000 feet strike length.

The Company is continuing to evaluate options for developing this project and is discussing joint venture development with potentially interested parties.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Green Technology" Company which produces GOLD’n GRO specialty liquid fertilizers, silver bullion, and silver-bearing glass. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

Through its subsidiary, Itronics Metallurgical, Inc., Itronics is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts 100 percent of the spent photoliquids into GOLD’n GRO liquid fertilizers, silver bullion, and silver bearing glass. This is internationally recognized award winning "Zero Waste" Technology. The Company is developing a portfolio of environmentally beneficial "Zero waste" processing and mining technologies. Itronics has received numerous domestic and international awards that recognize its ability to successfully use chemical science and engineering to create and implement new environmentally green recycling and fertilizer technologies.

The Company's environmentally friendly award winning GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com. Due to expanded retail customer interest, GOLD'n GRO fertilizer may now be purchased in Reno, Nevada at the "Buy Nevada First Gift Shop" at 4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc Follow Itronics on Twitter: https://twitter.com/itronicsinc

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:

Paul Knopick

888-795-6336